EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
Alion Science and Technology Corporation:

We consent to the use of our report dated March 29, 2004 with respect to the statements of net assets available for benefits as of September 30, 2003 and 2002, and the related statements of changes in net assets available for benefits for the year ended September 30, 2003 and for the period from December 19, 2001 (inception) through September 30, 2002, and the supplemental schedule of assets (held at end of year) as of September 30, 2003, incorporated herein by reference from the September 30, 2003 annual report on Form 11-K of Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan.

In addition, we consent to the use of our report dated December 15, 2003, with respect to the consolidated balance sheets of Alion Science and Technology Corporation as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended September 30, 2003 and for the period from October 10, 2001 (inception) through September 30, 2002, and the related financial statement schedule; and our report dated December 6, 2002, except as to note 13, which is as of December 20, 2002, with respect to the consolidated balance sheets of Selected Operations of IIT Research Insitute as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in owner’s net investment, and cash flows for each of the years in the three-year period ended September 30, 2002, and the related financial statement schedule, incorporated herein by reference from the September 30, 2003 annual report on Form 10-K of Alion Science and Technology Corporation.

/s/ KPMG LLP

Chicago, Illinois
April 27, 2004